Exhibit 10.3
CARLOTZ, INC.
INDUCEMENT AWARD
STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT
CarLotz, Inc., a corporation organized under the laws of Delaware (the “Company”), hereby grants to the holder listed below (“Participant”) an option to purchase the number of Shares set forth below (the “Option”). The Option is subject to the terms and conditions set forth in this Stock Option Grant Notice (the “Grant Notice”) and the Stock Option Agreement attached hereto as Exhibit A (the “Agreement”), each of which is incorporated herein by reference. The Option is being granted as an inducement material to Participant’s entry into employment pursuant to Nasdaq Stock Market Rule 5635(c)(4). The Option is not granted under the Carlotz, Inc. 2020 Incentive Award Plan (the “Plan”) or any other equity plan of the Company but will be subject to the terms and conditions set forth in the Plan, other than Articles 3.1, 7, 8, 9 and 12.3 thereof (the “Excluded Sections”), as if the Option were granted under the Plan; provided that for the avoidance of doubt, the shares of Common Stock subject to the Option shall not reduce and shall have no impact on the number of shares available for grant under the Plan. The terms and conditions of the Plan applicable to an award of options to purchase Shares granted under the Plan, other than the Excluded Sections, are incorporated herein by reference and made a part of the Agreement.

Participant:	_______________________
Grant Date:	_______________________
Exercise Price Per Share:	_______________________
Total Exercise Price:	_______________________
Total Number of Shares: Subject to Option:	_______________________
Expiration Date:	_______________________
Type of Option	☐ Incentive Stock Option ☒Non-Qualified Stock Option
Vesting Schedule:	See Exhibit B
By Participant’s signature below, Participant agrees to be bound by the terms and conditions of the Agreement and the Grant Notice. Participant has reviewed the Agreement and the Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Grant Notice and fully understands all provisions of the Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Grant Notice, the Agreement or the Plan (as it relates to the Option).

CARLOTZ, INC.		PARTICIPANT
By:		By:
Name:	[__________________]	Name:
Title:	[__________________]

EXHIBIT A
TO STOCK OPTION GRANT NOTICE
STOCK OPTION AGREEMENT
Pursuant to the Grant Notice to which this Agreement is attached, the Company has granted to Participant an Option as set forth in the Grant Notice.
ARTICLE I.
GENERAL
Section 1.1 Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice. For purposes of this Agreement, the following terms shall have the following meanings:
    (a) “Cause” shall mean any of the following: (i) Participant’s commission of any act or omission that results in, or may reasonably be expected to result in, a conviction of (or plea of no contest or nolo contendere to) any felony (other than in connection with a traffic violation that does not result in imprisonment) under any state, federal or foreign law or any crime involving moral turpitude or dishonesty or that has or could have the effect, in the Company’s reasonable and good faith determination, of causing material reputational or other material harm or damage to the Company Group; (ii) Participant’s commission of an act of fraud, embezzlement, misappropriation of funds, misrepresentation, malfeasance, breach of fiduciary duty or other willful and material act of misconduct, in each case, against any Company Group Member; (iii) any willful, material damage to any property of a Company Group Member by Participant; (iv) Participant’s willful failure to (A) substantially perform Participant’s material job functions (other than any such failure resulting from Participant’s Disability) or (B) carry out or comply with a lawful and reasonable directive of a Company Group Member, in each case, which failure has not been cured (or cannot be cured) within fifteen (15) days after the Company gives written notice to Participant regarding such failure; (v) Participant’s breach of any Company policy which materially harms the Company Group, which breach has not been cured (or cannot be cured) within fifteen (15) days after the Company gives written notice to Participant regarding such failure; (vi) Participant’s unlawful use (including being under the influence) or possession of illegal drugs, or excessive use of alcohol, in each case that materially impairs Participant’s ability to perform Participant’s duties contemplated ; (vii) any negligent or reckless act by Participant resulting in or causing material reputational or other material harm or damage to the Company Group, in the good faith reasonable judgment of the Company and (viii) Participant’s breach of any material provision of any written agreement between Participant and any Company Group Member, and failure to cure such breach (if capable of cure) within fifteen (15) days after the Company gives written notice to Participant regarding such breach. Whether or not an event giving rise to “Cause” occurs for purposes of this definition will be determined by the Board in its sole discretion.
(b) “Cessation Date” shall mean the date of Participant’s termination of employment with the Company Group Members (regardless of the reason for such termination).
    (c) “Company Group” shall mean the Company and its Subsidiaries.
    (d) “Company Group Member” shall mean each member of the Company Group.
    (e) “Disability” shall mean the disability of Participant such as would entitle the Participant to receive disability income benefits pursuant to the long-term disability plan of the Company Group Member then covering Participant or, if no such plan exists or is applicable to Participant, the permanent and total disability of Participant within the meaning of Section 22(e)(3) of the Code.

Section 1.2 Incorporation of Terms of Plan. The Option is subject to the terms and conditions set forth in this Agreement, and the terms and conditions of the Plan applicable to an award of options to purchase Shares granted under the Plan (other than the Excluded Sections), and such terms and conditions are incorporated herein by reference and made a part of the Agreement. If there is any conflict between the terms of the Plan (other than the Excluded Sections) and the Agreement, the terms of the Plan shall control.
ARTICLE II.
GRANT OF OPTION
Section 2.1 Grant of Option. In consideration of services to be rendered to the Company by Participant and as a material inducement for Participant to accept employment from the Company, and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Participant the Option to purchase any part or all of an aggregate number of Shares set forth in the Grant

Notice, upon the terms and conditions set forth in the Grant Notice, the Plan (other than the Excluded Sections) and this Agreement, subject to adjustment as provided in Section 12.2 of the Plan.
Section 2.2 Exercise Price. The exercise price per Share of the Shares subject to the Option (the “Exercise Price”) shall be as set forth in the Grant Notice.
ARTICLE III.
PERIOD OF EXERCISABILITY
Section 3.1 Commencement of Exercisability.
(a) Subject to Participant’s continued employment with a Company Group Member on each applicable vesting date and subject to Sections 3.2, 3.3, 5.9 and 5.14 hereof, the Option shall become vested and exercisable in such amounts and at such times as are set forth in the Grant Notice.

(b) Except as otherwise provided under Section 3.1(c), as determined by the Administrator or as set forth in a written agreement between Participant and the Company (including, without limitation, pursuant to any employment or similar agreement by and between Participant and the Company), any portion of the Option that has not become vested and exercisable on or prior to the Cessation Date shall be forfeited on the Cessation Date and shall not thereafter become vested and exercisable.

(c) In the event that Participant’s employment with the Group Company Members is terminated without Cause upon or within twelve (12) months following a Change in Control, then subject to Participant’s execution and delivery to the Company of a general waiver and release of claims in a form approved by the Company, any portion of the Option that has not become vested and exercisable on or prior to the Cessation Date, shall become fully vested and exercisable upon such termination of employment.

Section 3.2 Duration of Exercisability. The installments provided for in the vesting schedule set forth in the Grant Notice are cumulative. Each such installment that becomes vested and exercisable pursuant to the vesting schedule set forth in the Grant Notice shall remain vested and exercisable until it becomes unexercisable under Section 3.3 hereof. Once the Option becomes unexercisable, it shall be forfeited immediately.
Section 3.3 Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:
(a) The expiration date set forth in the Grant Notice;

(b) Except as the Administrator may otherwise approve, the expiration of twelve (12) months from the Cessation Date by reason of Participant’s termination of employment due to death or Disability;

(c) Except as the Administrator may otherwise approve, immediately upon the Cessation Date by reason of Participant’s termination of employment by the Company Group for Cause; and

(d) Except as the Administrator may otherwise approve, the expiration of three (3) months from the Cessation Date by reason of Participant’s termination of employment for any reason other than by the Company Group for Cause or due to death or Disability.

Section 3.4 Tax Withholding. Notwithstanding any other provision of this Agreement:
(a) The Company Group has the authority to deduct or withhold, or require Participant to remit to the applicable Company Group Member, an amount sufficient to satisfy any applicable federal, state, local, provincial and foreign taxes (including the employee portion of any FICA obligation) required by Applicable Law to be withheld with respect to any taxable event arising pursuant to this Agreement. The Company Group may withhold or Participant may make such payment in one or more of the forms specified below:
(i) by cash or check made payable to the Company Group Member with respect to which the withholding obligation arises;

(ii) by the deduction of such amount from other compensation payable to Participant;

(iii) with respect to any withholding taxes arising in connection with the exercise of the Option, with the consent of the Administrator, by requesting that the Company withhold a net number of Shares issuable upon the exercise of the Option having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company Group based on the maximum statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local, provincial and foreign income tax and payroll tax purposes that are applicable to such taxable income;

(iv) with respect to any withholding taxes arising in connection with the exercise of the Option, with the consent of the Administrator, by tendering to the Company vested Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company Group based on the maximum statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local, provincial and foreign income tax and payroll tax purposes that are applicable to such taxable income;
(v) with respect to any withholding taxes arising in connection with the exercise of the Option, through the delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable to Participant pursuant to the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company Group Member with respect to which the withholding obligation arises in satisfaction of such withholding taxes; provided that payment of such proceeds is then made to the applicable Company Group Member at such time as may be required by the Administrator, but in any event not later than the settlement of such sale; or

(vi) in any combination of the foregoing.

(b) With respect to any withholding taxes arising in connection with the Option, in the event Participant fails to provide timely payment of all sums required pursuant to Section 3.4(a), the Company shall have the right and option, but not the obligation, to treat such failure as an election by Participant to satisfy all or any portion of Participant’s required payment obligation pursuant to Section 3.4(a)(ii) or Section 3.4(a)(iii) above, or any combination of the foregoing as the Company may determine to be appropriate. The Company shall not be obligated to deliver any certificate representing Shares issuable with respect to the exercise of the Option to, or to cause any such Shares to be held in book-entry form by, Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local, provincial and foreign taxes applicable with respect to the taxable income of Participant resulting from the exercise of the Option or any other taxable event related to the Option.

(c) In the event any tax withholding obligation arising in connection with the Option will be satisfied under Section 3.4(a)(iii), then the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of Shares from those Shares then issuable upon the exercise of the Option as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the tax withholding obligation and to remit the proceeds of such sale to the Company Group Member with respect to which the withholding obligation arises. Participant’s acceptance of this Option constitutes Participant’s instruction and authorization to the Company and such brokerage firm to complete the transactions described in this Section 3.4(c), including the transactions described in the previous sentence, as applicable. The Company may refuse to issue any Shares to Participant until the foregoing tax withholding obligations are satisfied, provided that no payment shall be delayed under this Section 3.4(c) if such delay will result in a violation of Section 409A.

(d) Participant is ultimately liable and responsible for all taxes owed in connection with the Option, regardless of any action any Company Group Member takes with respect to any tax withholding obligations that arise in connection with the Option. No Company Group Member makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or exercise of the Option or the subsequent sale of Shares. The Company Group does not commit and is under no obligation to structure the Option to reduce or eliminate Participant’s tax liability.
(e) For purposes of this Section 3.4, (i) “Applicable Law” shall include without limitation, all applicable securities, corporate, tax and other laws, rules, regulations, instruments, notices, blanket orders, decision documents, statements, circulars, procedures and policies, and (ii) “withholding taxes” shall include any and all taxes and other source deductions, or other amounts which the Company Group Member is required by Applicable Law to withhold from any amounts paid or credited to a Participant under the Plan

ARTICLE IV.
EXERCISE OF OPTION
Section 4.1 Person Eligible to Exercise. During the lifetime of Participant, only Participant may exercise the Option or any portion thereof. After the death of Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3 hereof, be exercised by Participant’s personal representative or by any Person empowered to do so under the deceased Participant’s will or under the then Applicable Laws of descent and distribution.

Section 4.2 Partial Exercise. Subject to Section 5.2, any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3 hereof.

Section 4.3 Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company (or any third party administrator or other Person designated by the Company), during regular business hours, of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 3.3 hereof.

(a) An exercise notice in a form specified by the Administrator, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Administrator;

(b) The receipt by the Company of full payment for the Shares with respect to which the Option or portion thereof is exercised, in such form of consideration permitted under Section 4.4 hereof that is acceptable to the Administrator;
(c) The payment of any applicable withholding tax in accordance with Section 3.4;

(d) Any other written representations or documents as may be required in the Administrator’s sole discretion to effect compliance with Applicable Law; and

(e) In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 hereof by any Person or Persons other than Participant, appropriate proof of the right of such Person or Persons to exercise the Option.
Notwithstanding any of the foregoing, the Administrator shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time.

Section 4.4 Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of Participant:

(a) Cash or check;

(b) With the consent of the Administrator, surrender of vested Shares (including, without limitation, Shares otherwise issuable upon exercise of the Option) held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate Exercise Price of the Option or exercised portion thereof;
(c) Through the delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Exercise Price; provided that payment of such proceeds is then made to the Company at such time as may be required by the Administrator, but in any event not later than the settlement of such sale; or

(d) Any other form of legal consideration acceptable to the Administrator.

Section 4.5 Conditions to Issuance of Shares. The Company shall not be required to issue or deliver Shares purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable, (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable, (d) the receipt by the Company of full payment for such Shares, which may be in one or more of the forms of consideration permitted under Section 4.4 hereof, and (e) the receipt of full payment of any applicable withholding tax in accordance with Section 3.4 by the Company Group Member with respect to which the applicable withholding obligation arises.

Section 4.6 Rights as Stockholder. Neither Participant nor any Person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares purchasable upon the exercise of any part of the Option unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars and delivered to Participant (including through electronic delivery to a brokerage account). No adjustment will be made for a dividend or other right for which the record date is prior to the date of such issuance, recordation and delivery, except as provided in Section 12.2 of the Plan. Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares.

ARTICLE V.
OTHER PROVISIONS

Section 5.1 Administration. The Administrator shall have the power to interpret the Plan, the Grant Notice and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan, the Grant Notice and this Agreement as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Participant, the Company and all other interested Persons. To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, the Grant Notice or this Agreement.

Section 5.2 Whole Shares. The Option may only be exercised for whole Shares.

Section 5.3 Option Not Transferable. Subject to Section 4.1 hereof, the Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the Option have been issued, and all restrictions applicable to such Shares have lapsed. Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence. Notwithstanding the foregoing, with the consent of the Administrator, if the Option is a Non-Qualified Stock Option, it may be transferred to Permitted Transferees pursuant to any conditions and procedures the Administrator may require.
Section 5.4 Adjustments. The Administrator may accelerate the vesting of all or a portion of the Option in such circumstances as it, in its sole discretion, may determine. Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan, including Section 12.2 of the Plan.

Section 5.5 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 5.5, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

Section 5.6 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 5.7 Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

Section 5.8 Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice, and this Agreement are intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan, the Grant Notice, and this Agreement shall be deemed amended to the extent necessary to conform to Applicable Law.

Section 5.9 Amendment, Suspension and Termination. This Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided that, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Option in any material way without the prior written consent of Participant.

Section 5.10 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 5.3 and the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
Section 5.11 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Option, the Grant Notice and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

Section 5.12 Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of any Company Group Member or shall interfere with or restrict in any way the rights of any Company Group Member, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between a Company Group Member and Participant.

Section 5.13 Entire Agreement. The Plan (apart from the Excluded Sections), the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

Section 5.14 Section 409A. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A. However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other Person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

Section 5.15 Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

Section 5.16 Limitation on Participant’s Rights. This Agreement confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Participant shall have only the right to receive Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof.

Section 5.17 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.

Section 5.18 Incentive Stock Options. Participant acknowledges that to the extent the aggregate Fair Market Value of Shares (determined as of the time the option with respect to the Shares is granted) with respect to which Incentive Stock Options, including this Option (if applicable), are exercisable for the first time by Participant during any calendar year exceeds $100,000 or if for any other reason such Incentive Stock Options do not qualify or cease to qualify for treatment as “incentive stock options” under Section 422 of the Code, such Incentive Stock Options shall be treated as Non-Qualified Stock Options. Participant further acknowledges that the rule set forth in the preceding sentence shall be applied by taking the Option and other stock options into account in the order in which they were granted, as determined under Section 422(d) of the Code and the Treasury Regulations thereunder. Participant also acknowledges that an Incentive Stock Option exercised more than three (3) months after Participant’s termination of employment, other than by reason of death or disability, will be taxed as a Non-Qualified Stock Option.
Section 5.19 Notification of Disposition. If this Option is designated as an Incentive Stock Option, Participant shall give prompt written notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement if such disposition or transfer is made (a) within two (2) years from the Grant Date or

(b) within one (1) year after the transfer of such Shares to Participant. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Participant in such disposition or other transfer.

Section 5.20 Special Provisions for Options Granted to Participants Outside the United States. If the Participant performs services for the Company outside of the United States, this Agreement shall be subject to the special provisions, if any, for the Participant’s country of residence, as may be set forth in a foreign appendix.

(a) If the Participant relocates to another country during the life of this Agreement, special provisions for such country shall apply to the Participant, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with applicable foreign and local law or facilitate the administration of the Plan.

(b) The Company reserves the right to impose other requirements on this Agreement, the Option and the Shares issued upon exercise of the Option, to the extent the Company determines it is necessary or advisable in order to comply with applicable foreign or local laws or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

EXHIBIT B
Vesting Schedule
[Insert Vesting Schedule]